EXHIBIT 10.5

CONFIDENTIAL TREATMENT
MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (AGREEMENT) is entered into as of June 22, 2000 (EFFECTIVE DATE) by and between:

DSM Capua S.p.A., an Italian company with registered address Strada Statale Appia, 46-48, Capua, Italy (DSM)

and

Cubist Pharmaceuticals, Inc., a Delaware corporation with registered address 24 Emily Street, Cambridge, MA 02139, USA (CUBIST).

BACKGROUND

Cubist is a drug company focused on the discovery, development and commercialization of novel drugs to treat infections. Cubist has commenced Phase III clinical trials of its lead product, Daptomycin, an agent with potential bactericidal activity against life threatening infections. DSM has expertise in the manufacture of drugs on a contract basis. DSM is willing to manufacture Daptomycin for Cubist and to sell clinical and commercial quantities of Daptomycin to Cubist. This Agreement sets forth the terms under which DSM will manufacture and supply Daptomycin exclusively to Cubist.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DSM and Cubist agree as follows:

1.             DEFINITIONS.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

                                                AFFILIATE means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this Agreement, CONTROL means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

                                                FOB means “Free on Board”, as that expression is defined in LNCOTERMS 2000, LCIA Publishing S.A.

                                                CONFIDENTIAL INFORMATION means all data, specifications, training and any other know-how related to the design, development, manufacture, or performance of the Product, as well as all other information and data provided by either party to the other party pursuant to this Agreement in written or other tangible medium and marked as confidential, or if disclosed orally or displayed, confirmed in writing within thirty (30) days after disclosure and marked as confidential, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the trade through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

                                                CONTRACT YEAR means each twelve (12) month period during the term of this Agreement beginning on the date of the commencement of commercial production of Daptomycin in the Facility. Preliminary activities related to Facility development, validation and product registration which occur in the period prior to the first Contract Year will be referred to as Year Zero.

                                                CUBIST TECHNOLOGY means individually and collectively the intellectual property rights embodied or disclosed in (a)(i) the patent application(s) and patents listed in Exhibit A; (ii) any patent application filed as a continuation, division, or continuation-in-part of the application(s) described in clause (a)(i), patents issuing therefrom and reissues, reexaminations and extensions of such patents; (iii) any foreign counterpart to the application(s) described in clauses (a)(i)-(ii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and extensions thereof; and (iv) any additional patent applications and patents relating to new processes, compositions, formulations or methods of using Daptomycin which shall be filed by Cubist or to which Cubist shall obtain rights and which shall be added to Exhibit A from time to time; and (b) all other Confidential Information, discoveries, inventions, know-how, techniques,

* Confidential treatment requested: Material has been omitted and filed with the Commission.

                                                methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by consultants (other than those consultants that are also affiliated with DSM in connection with this Agreement) or employees of Cubist at any time prior to the Effective Date, concurrent with or related to this Agreement.

                                                DAPTOMYCIN, DAPTOMYCIN PRODUCT OR PRODUCT means Daptomycin (the compound [ ]* whose structure is detailed in Exhibit B) API bulk drug substance manufactured in accordance with Exhibit C.

                                                EMEA means the European Medicines Evaluation Agency or any successor entity thereto.

                                                FDA means the United States Food and Drug Administration or any successor entity thereto.

                                                FACILITY means the GMP Drug Production facility in Capua, Italy to be equipped by DSM for the manufacture of Product pursuant to the provisions of Section 2.

                                                FORCE MAJEURE means any event beyond the reasonable control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), embargoes and governmental actions or decrees.

                                                NDA means a new drug application filed with the FDA to obtain marketing approval for Product in the United States.

                                                PERSON means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

                                                PROCESS means the commercial process employing the anionic exchange column steps and final endotoxin removal step developed by Cubist for the production of Product attached to this Agreement as Exhibit C.

                                                PRODUCT APPROVALS means, those regulatory approvals required for manufacture, importation promotion, pricing, marketing and sale of the Product in any particular country.

                                                SPECIFICATIONS means the specifications for the Product attached to this Agreement as Exhibit D. Such specifications may be modified from time to time to reflect improvements (if any) by mutual agreement of the parties. Copies of such modified Specifications shall be maintained by both parties, and shall become a part of this Agreement as if incorporated herein.

                                                OTHER DEFINED TERMS. Each of the following terms have the meanings ascribed to it in the section set forth opposite such term

DSM	Recitals
AGREEMENT	Recitals
CUBIST	Recitals
EFFECTIVE DATE	Recitals
FDA ACT	Section 6.3
GMPS	Section 4.3
IMPLEMENTATION DATE	Section 3.3
INDEMNIFYING PARTY	Section 7.2/7.3
LNDEMNITEE(S)	Section 7.2/7.3
LCIA	Section 9.2
LOSSES	Section 7.2
REPRESENTATIVE	Section 9.1
RMA	Section 3.11 sub b
SUPPLY FORECAST	Section 3.3
TARGET DATE	Section 2.1

2.             CONSTRUCTION OF PRODUCTION FACILITY

2.1                                 FACILITY CONSTRUCTION. By [ ]* (the Target Date), DSM will (i) carry out the modifications to the Facility and equip the Facility for the manufacture of Daptomycin and (ii) qualify the Facility in accordance with the qualification requirements set forth in Exhibit E.

2.2                                 DATE ADJUSTMENTS. If due to any other reason than the late-, non- or misperformance by DSM of its obligations hereunder except for reasons of force majeure, the relevant dates shall be adjusted day-for-day.

2.3                                 INSPECTION; CHANGE PROCEDURES. Cubist will have the right to inspect the progress of work at the Facility at all reasonable times during the equipment and qualification process and to confer with

                                                DSM to confirm compliance with DSM’s obligations under this Agreement. In addition, Cubist will be consulted concerning any matters that could cause a delay in completion of the Facility. DSM acknowledges that time is of the essence for this Agreement, and that significant delays in the completion of the Facility caused by DSM’s non-, late or misperformance of its obligations hereunder may cause Cubist significant harm. Cubist and DSM will, from time to time during the construction process, confer regarding the quality standards for materials and layout of operations within the Facility; every reasonable effort consistent with prudent business practice will be made to minimize the capital investment without compromising quality or efficiency of Product production operations. No changes to the Exhibits D and E or the quality standards for materials and layout will be made without written consent of both parties.

3.             PURCHASE OF PRODUCTS AND TERMS OF SALE.

3.1                                 EXCLUSIVITY. DSM agrees to manufacture and supply Daptomycin exclusively for Cubist for the lifetime of this Agreement and the lifetime of any subsequent extensions, renewals or amendments to this Agreement.

3.2                                 PURCHASE COMMITMENT. During the five Contract Years following the date of the commencement of commercial production of Daptomycin in the Facility (2002 until 2006), Cubist will purchase an aggregate minimum quantity of [ ]* of Product from DSM as follows: (a) Contract Year 1 (2002) [ ]*; (b) Contract Year 2 (2003) [ ]*; (c) Contract Year 3 (2004) [ ]*; (d) Contract Year 4 (2005) [ ]*; and (e) Contract Year 5 (2006) [ ]*. At the end of Contract Year 4 Cubist [ ]*. During the period prior to the date of the commencement of commercial production of Daptomycin in the Facility, Cubist shall purchase [ ]* consistency batches of Product for a price equal to [ ].* The [ ]* consistency batches shall be considered part of the aggregate minimum purchase of Contract Year One.

3.3                                 PURCHASE FORECASTS. At least [ ]* prior to the anticipated date of the modification of the Facility (i.e. [ ]* and thereafter, on a [ ]* basis at least [ ]* prior to the first day of each calendar quarter, Cubist will provide DSM with a non-binding rolling forecast of its orders of the Product with respect to the next [ ]* including expected delivery dates (SUPPLY FORECAST). The forecasts for the first two quarters of any four quarter period shall represent binding purchase obligations of Cubist with respect to [ ]* of the Product forecast in the previous quarter’s Supply Forecast. In no event shall a Supply Forecast exceed the optimal production capacity of the Facility for the period in question.

3.4                                 PRODUCT ORDERS. Orders shall be placed by written purchase order and submitted by mail or facsimile, or by other means agreed upon by the parties. No order shall be binding upon DSM until the same shall have been accepted in writing by DSM. DSM shall accept or reject all orders within [ ]* following receipt of same and shall deliver all orders that are accepted in accordance with clauses 3.2, 3.3 and 3.5. It is agreed by the parties that the standard printed terms of purchase/sale of Cubist and DSM, shall not be applicable. DSM shall deliver against each such order in accordance with Section 3.5.

3.5                                 OBLIGATION TO SUPPLY. (a) DSM shall use best efforts to accept and fill each order for Product submitted by Cubist; including orders that exceed the Supply Forecast for any quarter by [ ]* of the amount in the Supply Forecast for such quarter delivered to DSM [ ]* days prior to such quarter. DSM shall not be in breach of this Section 3.5 if DSM’s failure to supply Product is due to a Force Majeure event.

(b) If DSM is unable to supply the Product ordered by Cubist in accordance with the terms of this Agreement, then DSM shall [ ]* to remedy the problem or secure an alternative source of supply within a reasonable time at no cost to Cubist, and any such alternative source of supply shall be on terms substantially identical with the terms of this Agreement. If DSM is unable to remedy the problem or secure an alternative source of supply within [ ]* days after its initial failure to supply, then DSM shall consult with Cubist and the parties shall work together to remedy the problem. In such an event, Cubist may at its option, and upon notice to DSM: (i) draw down units of Product from the back-up supply established pursuant to Section 3.6 and (ii) in the event that the parties agree that Cubist will exhaust such back-up supply before DSM is able to resume supplying Product in sufficient volume, take measures to obtain the Product through a third party and such purchases shall be counted against the minimum purchase obligations specified in Section 3.2. Cubist may continue to purchase Product committed to DSM from third party suppliers until DSM notifies Cubist that it is again able to supply Cubist’s needs and substantiates such claim to Cubist’s reasonable satisfaction. Thereafter, Cubist shall commence purchasing Product from DSM in accordance with the obligations specified in Section 3.2; provided that: (i) Cubist shall not be required to cancel binding purchase orders with any third party and (ii) DSM shall pay all cancellation costs incurred by Cubist in switching its purchases to DSM.

3.6                                 BACK-UP INVENTORY. In order to increase the flexibility and to minimize adverse consequences from any interruption in DSM’s ability to supply Cubist with Product, DSM shall at all times maintain a back-up supply of raw material for production of two (2) batches of Product to support Cubist’s forecasted production needs following any failure of DSM to timely supply Cubist with Product that conforms to the Specifications. The back-up inventory of raw materials will be DSM’s property, and no sale or transfer or ownership of such raw materials in inventory is contemplated herewith. The parties shall mutually agree upon the exact size of such back-up supply of raw materials. DSM will promptly notify Cubist if the back-up inventory of raw material falls below the agreed level, including the reasons for such depletion, and shall restock the back-up supply as soon as practicable so that the agreed back-up supply is maintained at all times. The parties shall adjust the size of the back-up supply from time to time as mutually agreed and as warranted by commercially prudent risk management practices.

3.7                                 CHANGES. DSM shall not change the specified raw materials vendors, raw materials or the process without the consent of Cubist; provided that DSM may implement changes in the process in accordance with Section 5.3(c).

3.8                                 PRODUCT PRICES. (a) Cubist’s price for the Product shall equal [ ]*.

(b) Except as otherwise agreed by the parties or as provided in this Section 3.8, DSM may not increase the price charged for the Product

(c) If Cubist’s aggregate purchases of Product from DSM in Contract Year 1 (2002), Contract Year 2 (2003), and Contract Year 3 (2004) cumulatively exceed [ ]* and Cubist’s binding orders for Product for Contract Year 4 (2005) and Contract Year 5 (2006) exceed an aggregate volume of [ ]*, the parties will negotiate in good faith a reasonable reduction of the price [ ]* that will apply to purchases during Contract Year 4 and Contract Year 5. In case the binding orders for Product during Contract Year 4 and 5 have, for whatever reason, not been supplied and taken, the price per kilogram will be adjusted accordingly retroactively.

3.9                                 PAYMENT. Cubist shall pay for Product within [ ]* days after the date of DSM’s invoice with respect to Product. Except for income taxes that may be assessed against DSM, all taxes and charges that may be imposed by any government taxing authority on the amounts paid by Cubist to DSM under this Agreement shall be paid by [ ]*. [ ]* shall make payments by wire transfer to a bank identified by [ ]* using the procedure specified in Section 10.6. All payments shall be stated and paid in United States Dollars.

3.10                           DELIVERY. DSM shall arrange for shipment and invoicing to Cubist of the Product ordered by Cubist via common carrier, FOB Naples, Italy. In case, upon request of Cubist, a quantity of Product ordered by Cubist is stored by DSM, DSM will be entitled to prepayment of the invoice value pertaining to the amount of Product stored. DSM shall be responsible for maintaining the Product under storage conditions that are mutually agreed by the parties. If DSM maintains the agreed storage conditions, DSM shall not be liable for any degradation of the Product. Storing of Product shall not constitute any reason for Cubist to deter or withhold payment of the relevant invoice(s).

3.11                           ACCEPTANCE. (a) Each shipment of Product from DSM to Cubist shall contain such quality control certificates as described in Exhibit F to show that the Product is in conformity with the Product Specifications and Product Approvals. Cubist shall notify DSM within [ ]* of the receipt of a shipment of the Product of any nonconformity of the Product to the Product Specifications; provided that with respect to obvious nonconformities, Cubist will promptly notify DSM. If Cubist fails to so notify DSM or if Cubist processes the Product (or has it processed by a third party), it will be deemed to have accepted the Product and to have waived all claims in this respect.

(b) Cubist shall not be required to pay DSM for any Product which has been property rejected in accordance with clause 3.11 sub (a). Subject to clause 3.11 sub a, DSM shall at its expense and at no further cost to Cubist replace any Product that does not conform to the Product Specifications. Initially samples of any defective Product shall be returned to DSM using the procedure specified in this Section 3.11(b). Cubist shall notify DSM in writing of its rejection of Product under Section 3.11(a), shall provide DSM with a sample of the defective Product along with a reasonably detailed statement of the claimed defect and proof of date of purchase and shall request a Return Material Authorization (RMA) number and shall within thirty (30) days of receipt of such RMA number return such rejected Product to DSM freight prepaid and properly insured. In the event DSM determines that the sample of Product is defective and properly rejected by Cubist, DSM shall issue the RMA and replace such defective Product. The parties will then in mutual consent decide on how to dispose of the defective Product in the most favorable manner. DSM shall return to Cubist, freight prepaid, all replaced Product, along with reimbursement of the shipment charges for return of the samples of nonconforming Product. In the event, that DSM determines that the returned sample of Product is not defective and the parties are unable to resolve such dispute to their mutual satisfaction within [ ]*, DSM shall submit a sample of such returned Product to an independent laboratory reasonably acceptable to Cubist for testing against the Specifications and the test results obtained by such laboratory shall be final and controlling. The fees and expenses of such laboratory testing shall be done entirely by the party against whom such laboratory’s findings are made. In the event the test results indicate that the Product in question does not conform to the Specifications, DSM shall replace such Product at no additional cost to Cubist within [ ]* after receipt of such results if replacement Product stock is available, and in any case as soon as reasonably possible after receipt of such results.

4.             REGULATORY COMPLIANCE SYSTEMS, CERTIFICATES AND ACCESS

4.1                                 GENERAL. DSM agrees to manufacture Daptomycin bulk drug substance in accordance with the Good Manufacturing Practice regulations outlined in USC 21 CFR 211, subparts A-J, where applicable for the production of active pharmaceutical ingredients. This will include, at a minimum, the maintenance of a separate, dedicated, appropriately staffed quality control unit that has the responsibility of accepting or rejecting incoming components, review of batch records, and approving or rejecting Daptomycin bulk drug substance; the provision of adequate laboratory facilities for conducting component testing, in-process and final bulk drug substance testing; assuring that facility personnel have the appropriate education, training and experience to perform their designated job responsibilities; assuring that the manufacturing facilities are appropriately designed and maintained to ensure that Daptomycin bulk drug substance meets pre-determined specifications and is free of potential contamination; assuring that the manufacturing and laboratory equipment is adequate for the production and testing of Daptomycin bulk drug substance and that the equipment is appropriately maintained; the preparation and maintenance of batch production and control records; and having written standard operating procedures (SOP’s) that are adhered to for the following:

                                                a.             Receipt and testing of incoming components

                                                b.             Operational procedures for manufacturing including sampling and in-process testing

                                                c.             Handling of deviations during the manufacturing process

                                                d.             Procedures for analytical methods which are used for component, in-process and final        product testing

                                                e.             Maintenance of manufacturing facilities as well as equipment used in the               manufacturing and laboratory facilities

                                                f.              GMP training of manufacturing and quality control personnel

DSM shall use reasonable best efforts consistent with prudent business practice in cooperation with Cubist to (a) obtain all necessary approvals required under Italian law for the production of the Product in the Facility and (b) maintain such approvals in effect throughout the term of this Agreement.

4.2                                 CERTIFICATES OF ANALYSIS. DSM shall perform, or cause to be performed, sample tests on each lot of Product purchased pursuant to this Agreement before delivery to Cubist. Each test report shall set forth the items tested, specifications and test results in a certificate of analysis, containing the types of information which shall have been agreed between the parties for each lot delivered. DSM shall send or cause to be sent such certificates to Cubist prior to delivery of each lot. The certificate of analysis will be accompanied by a certified batch manufacturing record signed by DSM’s quality assurance department.

4.3                                 CERTIFICATES OF MANUFACTURING COMPLIANCE. DSM shall provide or cause to be provided, for each lot of Product purchased pursuant to this Agreement, a certificate of manufacturing compliance, containing the types of information which shall have been agreed between the parties, which will certify that the lot of Product was manufactured in accordance with the Specifications and the current Good Manufacturing Practices of the FDA, as the same may be amended from time to time, including without limitation the requirements listed on Exhibit F (collectively, GMPS). In the event the FDA or other governmental regulatory agency notifies DSM that it intends to visit or inspect the Facility, DSM shall immediately provide notice of such visit or inspection to Cubist and Cubist shall have the right to participate in such visit or inspection. DSM shall advise Cubist immediately If an authorized agent of the FDA or other governmental regulatory agency visits the Facility without prior notice, DSM shall furnish to Cubist the report by such agency of such visit within [ ]* of DSM’s receipt of such report. In the event DSM fails to meet the GMPs, as a consequence of the non-, late- or misperformance of its obligations hereunder except for reasons of Force Majeure DSM will be responsible, at DSM’s expense, for (a) conducting an investigation to define the probable causes for the failure, (b) providing an acceptable GMP investigation report to Cubist for review and written approval and (c) achieving compliance with GMP.

4.4                                 ACCESS TO FACILITY; CUBIST’S RIGHT TO MONITOR. Cubist shall at all times upon reasonable notice and during normal business hours have the right to inspect the Facility to ascertain compliance with GMPs. In addition, Cubist shall have the right to designate a Cubist employee or an independent consultant to monitor the production process at the Facility, the expenses of which employee or consultant would be borne by Cubist.

4.5                                 PRODUCT RECALLS. (a) if (i) any regulatory authority withdraws the approval to sell the Product in such country or issues a directive or request that the Product be recalled for product safety reasons relating to the Product; or (ii) any regulatory authority or court of competent jurisdiction issues a request, directive or order that the Product be recalled; or (iii) Cubist shall reasonably determine that the Product should be recalled; the parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the non-, late- or misperformance by DSM of its obligations hereunder except for reasons of Force Majeure, DSM shall up to an aggregate maximum amount of [ ]* be responsible for all expenses of the recall (except that in the event of a contributory fault of Cubist DSM and Cubist shall share such expenses accordingly) and DSM shall promptly replace such Product at no additional cost to Cubist consistent with directions received from the appropriate governmental authority. In all other cases, Cubist shall be responsible for the expenses of recall, including the cost of replacement Product. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such recall, but shall not include lost profits of either party.

(b) In the event a regulatory authority orders the withdrawal of Product from any country, Cubist shall not be obligated to purchase the Product or sell the Product in such country from the date of such withdrawal and until Cubist is again authorized to sell Product in such country, and DSM shall not be obligated to supply the Product to Cubist in such country for such period. If such a withdrawal decision is final and not appealable, the minimum offtake obligations pursuant to Section 3.2 will be adjusted accordingly.

5.             CONFIDENTIALITY; PROPRIETARY RIGHTS.

                                                5.1. PUBLICITY. Except as is necessary for governmental notification purposes relating to the production, importation, marketing or sale of Product or to enforce their respective rights under this Agreement, or to a party’s legal or financial advisors, and except as otherwise agreed to by the parties hereto in writing, the parties shall (a) keep the material terms of this Agreement confidential, (b) agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date (such agreement not to be unreasonably withheld) and (c) agree on the text and the timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein. Neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof in any advertising, promotional or sales literature or publicity without the prior written approval of the other party. If this Agreement is required to be filed by either Party with the Securities and Exchange Commission or another applicable securities regulatory authority, such party shall not file this Agreement with the Securities and Exchange Commission without seeking confidential treatment for any provisions of this Agreement that either party believes would disclose trade secrets, confidential commercial or financial information that would impair the value of the contractual rights represented by this Agreement or provide detailed commercial and financial information to competitors or third parties. Neither party shall use the name of the other party or any director, officer or employee of the other party or any adaptation thereof without the prior written approval of the other party.

                                                5.2 CONFIDENTIALITY. It is contemplated that in the course of the performance of this Agreement each party may, from time to time. disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information of the other party and not to use any Confidential Information of the other party except for the limited purposes set forth in this Agreement; provided that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be required by valid court or administrative order, or to the extent necessary and appropriate to divulge such Confidential Information to obtain governmental approval for marketing the Product; provided notice of such disclosure is provided to the other party prior to such disclosure. All Confidential Information made available hereunder, including copies thereof, shall be returned or destroyed upon the first to occur of (a) termination of this Agreement or (b) written request by the discloser, except that each party may retain one (1) complete copy of Confidential Information for archival purposes to assure compliance with this Agreement. For the purpose of this Article 5, it is agreed that any direct or indirect Affiliate of DSM shall not be regarded as a third party.

                                                5.3 PROPRIETARY RIGHTS. (a) This Agreement does not convey to DSM any ownership rights in the Cubist Technology or the Process or the Product (or in any intellectual property rights embodied in such Process or Product) by implication, estoppel or otherwise except for the rights expressly granted under this Agreement. Title to the Cubist Technology and the Process and the Product (and the intellectual property rights embodied in the Process and the Product) shall at all times remain vested in Cubist or its licensors.

                                                (b) This Agreement does not convey to Cubist any ownership rights in any existing materials, tools and methodologies that are proprietary to DSM or to third parties or in any intellectual property rights embodied in such products, materials, tools and methodologies by implication, estoppel or otherwise. Title to all such products, materials, tools and methodologies and the intellectual property rights embodied in such products, materials, tools and methodologies shall at all times remain vested in DSM or its licensors.

                                                (c) DSM will manufacture the Product according to the Process but will not develop, modify, enhance or alter the Process; provided, that in the event and to the extent the parties undertake any development, modification, enhancement or alteration of the Process they shall enter into a separate agreement containing mutually acceptable terms covering such activity, including terms that (i) vest ownership of any improvements to the process that are specific to the Product in Cubist and (ii) vest ownership of any improvements in the Process that are not specific to the Product in DSM.

                                                (d) Subject to the terms and conditions of this Agreement, Cubist hereby grants to DSM, and DSM hereby accepts, a non-exclusive, royalty-free right and license, excluding the right to grant sublicenses, to practice the Process and Cubist Technology in order to make, have made, export and sell Product to Cubist.

                                                (e) Each party agrees that any of its employees, affiliates, consultants who are designated as inventors agree to execute all assignments, powers of attorney or other patent documents necessary to vest ownership to the other party as described in Section 5.3 (c) (i).

5.4                                 PROPRIETARY RIGHTS NOTICES. DSM shall mark or have marked all containers or packages of Product in accordance with the patent marking laws of the jurisdiction in which such units of Product are manufactured.

6.             REPRESENTATIONS AND WARRANTIES.

6.1                                 AUTHORIZATION; ENFORCEABILITY. Each of DSM and Cubist represents and warrants to the other that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its incorporating jurisdiction; (b) it has all requisite corporate power and authority to enter into this Agreement; (c) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby; and (d) this Agreement is a valid and binding obligation of such party enforceable in accordance with its terms.

6.2                                 CONFORMITY; GMP’S. DSM represents and warrants to Cubist that all Product supplied to Cubist hereunder shall, at the time of delivery: (a) conform to the Specifications; and (b) be manufactured, labeled, packaged and tested (while in the possession of, stored by or control of DSM) in accordance with the applicable GMP’s, and the applicable laws and the regulations in the United States and the EU relating to the manufacture and testing of the Product as defined in Exhibit F to this Agreement. THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY DSM WITH RESPECT TO THE DAPTOMYCIN PRODUCT, AND DSM GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING UNDER TRADE USAGE OR CUSTOM OR ANY EXPRESS OR IMPLIED WARRANTIES OF PATENT VALIDITY OR FREEDOM OF OR FROM PATENT INFRINGEMENT.

6.3                                 COMPLIANCE WITH FDA. DSM represents and warrants to Cubist that (a) all Product supplied to Cubist hereunder shall at the time of such delivery, not be adulterated within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended (FDA ACT), as such FDA Act is effective at the time of delivery, and will not be an article which may not, under the provisions of the FDA Act, be introduced into interstate commerce.

6.4                                 FDA DEBARMENT CERTIFICATION. DSM warrants that it shall not knowingly, after due inquiry, employ, contract with or retain any person directly or indirectly to perform services under this Agreement, if such person is debarred by the FDA under 21 USC 335a(k) (Section 306, Federal Food, Drug and Cosmetic Act). Upon written request from Cubist (including a request made on it’s behalf by Cubist’s agent), DSM shall, within [ ]*, provide written confirmation that it has complied with the foregoing obligation.

6.5                                 EXCLUSIVE REMEDY. EXCEPT AS OTHERWISE PROVIDED IN SECTION 7 (WITH RESPECT TO THIRD PARTY CLAIMS), IN THE EVENT ANY PRODUCT PURCHASED BY CUBIST FROM DSM FAILS TO CONFORM TO THE WARRANTY SET FORTH IN SECTION 6.2, DSM’S SOLE AND EXCLUSIVE LIABILITY AND CUBIST’S SOLE AND EXCLUSIVE REMEDY SHALL BE, [ ]*, PROVIDED THAT CUBIST NOTIFIES DSM OF SUCH NONCONFORMITY AND RETURNS A SAMPLE OF THE PRODUCT AND THE PRODUCT IN ACCORDANCE WITH SECTION 3.11 (A) AND (B).

7.             RISK ALLOCATION

7.1                                 LIMITATION OF LIABILITY. EXCEPT FOR INFRINGEMENT OF CUBIST’S INTELLECTUAL PROPERTY RIGHTS OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5.1 AND EXCEPT AS OTHERWISE PROVIDED IN SECTION 7.2 WITH RESPECT TO THIRD PARTY CLAIMS, DSM SHALL NOT BE LIABLE TO CUBIST FOR LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE AGGREGATE LIABILITY OF DSM FOR DIRECT DAMAGES OF CUBIST OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LIMITED TO THE INVOICE VALUE OF THE PRODUCT WITH RESPECT TO WHICH A CLAIM PERTAINS.

7.2                                 DSM INDEMNIFICATION. Subject to the provisions of Section 7.4 [ ]*, DSM (as INDEMNIFYING PARTY) shall solely defend, indemnify and hold harmless Cubist, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns (each, as an INDEMNITEE) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorney’s fees of Indemnitee(s) and those that may be asserted by a third party) or liability (collectively, LOSSES) relating to personal injuries and/or property damages to the extent arising from Product Liability legislation. The foregoing Indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Indemnitee’s negligence, intentional misconduct or breach of this Agreement.

7.3                                 CUBIST INDEMNIFICATION. Subject to the provisions of Section 7.4, Cubist (as INDEMNIFYING PARTY) shall defend, indemnify and hold harmless DSM, its subsidiaries, parent corporations, Affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, successors and assigns (each, as an INDEMNITEE) from and against any Losses arising from or related to (a) the negligence or willful misconduct of Cubist, (b) the use, sale or processing of the Product by Cubist, to the extent not attributable to DSM and (c) any allegation that the Process or Product infringes any intellectual property right of any third party, unless caused by DSM’s unauthorized use or modification of the Process or Product.

7.4                                 PROCEDURE. To receive the benefit of indemnification under Sections 7.2 and 7.3, the Indemnitee must (a) promptly notify the Indemnifying Party in writing of a claim or suit (such notice to include a description of such claim or suit and a copy of such claim or process and all legal pleadings in connection therewith); (b) provide reasonable cooperation (at the Indemnifying Party’s expense) in the defense and settlement of the claim or suit; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit. The Indemnifying Party shall have no obligation to indemnify Indemnitee in connection with any settlement made without the Indemnifying Party’s written consent. Failure to comply with the provisions of Section 7.4(a)-(c) shall relieve the Indemnifying Party of its indemnification obligations; provided, that failure to give notice in accordance with Section 7.4(a) shall not relieve the Indemnifying Party of its indemnification obligations, except where, and solely to the extent that, such failure actually and materially prejudices the rights the Indemnifying Party. Notwithstanding the provisions of Section 7.4(b)-(c): (i) Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings; and (a) if an Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than as a result of money payments required to be reimbursed by the Indemnifying Party under this Section 7, the Indemnitee shall have the right to defend, compromise or settle such claim or suit, provided that such settlement or compromise shall not, unless consented to in writing by the Indemnifying Party, be relevant as to the liability of the Indemnifying Party to Indemnitee.

7.5                                 INSURANCE. (a) DSM shall cause to purchase and maintain in force during the term of this Agreement, at its expense, premises liability insurance coverage described in Exhibit G hereto. Certificates of such insurance shall be provided to Cubist upon the execution of this Agreement.

                                                (b) Each party shall purchase and maintain insurance or self-insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested with human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either party’s liability.

                                                (c) Each party shall provide the other with written evidence of the insurance required under Sections 7.5(a) and 7.5(b) (or financial information that describes the amounts available under any self-insurance facility) upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder.

8.             TERM AND TERMINATION.

8.1                                 TERM. This Agreement shall take effect at the Effective Date and shall remain in effect unto the end of the fifth Contract Year, unless sooner terminated in accordance with Section 8 or extended in accordance with this Section 8.1. Thereafter, this Agreement shall automatically renew for consecutive two-year terms, unless and until terminated by either party by a six month prior written notice of termination to the other party taking effect at the end of the initial term or any extension thereof. All applicable terms and conditions of this Agreement shall remain in effect during such extension term, unless expressly amended by the parties.

8.2                                 TERMINATION. (a) Either party may terminate this Agreement at any time: (i) upon [ ]* notice to the other party in the event that the other party shall have breached any of its material obligations hereunder and shall not have cured such default prior to the expiration of the [ ]* period; (ii) upon notice to the other party in the event that a Force Majeure condition has prevented performance by the other party for more than [ ]*; (iii) upon notice to the other party in the event that any bankruptcy, insolvency or receivership proceeding or the like (including out-of-court arrangements involving a party that cannot pay its debts as they mature) is commenced by or against the other party unless, in the case of an involuntary proceeding, it is dismissed within [ ]*.

                                                (b) Cubist may terminate this Agreement at any time, upon [ ]* notice to DSM, if Cubist finally and irrevocably terminates the manufacture and sale of the Product (both directly and indirectly). Cubist may also terminate this Agreement in the event that the FDA refuses to approve the Product. In this event the parties will reasonably agree upon the disposition of any ongoing orders for Product and Product which is currently work in progress.

                                                (c) The parties may also terminate this Agreement at any time upon mutual written agreement of the parties.

8.3                                 EFFECT OF TERMINATION. Upon any termination (including expiration) of this Agreement: (i) each party will return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the Confidential Information of the other party, except that each party may retain one (1) complete copy of Confidential Information for archival purposes to assure compliance with this Agreement; and

                                                (ii) DSM shall promptly notify Cubist of the quantity of Product in inventory and Cubist shall have the obligation to purchase such inventory of Product in accordance with the provisions of Sections 3.4-3.5 and subject to Sections 3.10-3.11; provided, that Cubist shall not be obligated to purchase any more than the quantity of Product specified in Cubist’s then most recent quarterly forecast for the following four quarters unless the parties had agreed to a larger inventory, in which case such inventory will be purchased and taken in its entirety by Cubist. DSM shall also promptly notify Cubist of the quantity of raw materials in inventory and Cubist shall have the obligation to either reimburse DSM for the purchase price and inventory costs of DSM relating to such raw materials or to have DSM manufacture Product thereof and pay the applicable purchase price;

                                                provided, that Cubist shall not be obligated to reimburse or purchase any more than the quantity of raw materials in inventory agreed upon by the parties.

                                                (b) Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. To that extent, all outstanding payments due by Cubist to DSM, will become payable at once. In particular the provisions of Sections 1, 4.5, 5.1-5.4, 6-9 and 10 shall survive any expiration or termination of this Agreement. Neither party shall be entitled to damages resulting from the termination of this Agreement in accordance with this Section 8.

9.                                       DISPUTE RESOLUTION.

9.1                                 DESIGNATED CONTACTS. (a) Each party will designate an individual (REPRESENTATIVE) who will have the authority to represent such party in all matters concerning the transactions contemplated by this Agreement. All communications should be addressed to the designated Representative. The initial Cubist Representative will be [ ]*. The initial DSM Representative will be [ ]*.

                                                (b) In the event that any dispute arises relating to this Agreement, the Representatives shall promptly meet and attempt to resolve same through good faith discussions. If the Representatives are unable to resolve any dispute to their mutual satisfaction within [ ]* after they commence discussions regarding same, and do not agree to extend the time for resolution of the issue at the end of their meeting, then either party may initiate alternative dispute resolution in accordance with Section 9.2.

9.2                                 ARBITRATION. (a) Except in the case of a breach of Section 5, any claim, dispute, or controversy arising out of or relating to this Agreement that is not resolved in accordance with the provisions of Section 9.1 will be submitted by the parties to arbitration by the London Court of International Arbitration (LCIA) under the rules then in effect for the LCIA, as modified herein or by agreement of the parties. Any such arbitration shall be conducted in London, England by one or more arbitrators selected in accordance with this Section 9.2. Each party irrevocably and unconditionally (i) consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding; and (ii) knowingly and voluntarily waives its rights to have disputes tried and adjudicated by a judge and jury except as otherwise expressly provided herein. The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. The parties will attempt to agree upon a mutually acceptable arbitrator within 30 days of receipt of the notice of intent to arbitrate. If the parties are unable to agree upon a single arbitrator within such 30-day period or any extension of time which is mutually agreed upon, three (3) arbitrators shall be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within ten (10) days thereafter. Unless the parties agree otherwise, they shall be limited in their discovery to directly relevant documents. Responses or objections to a document request shall be served twenty (20) days after receipt of the request. The arbitrator(s) shall resolve any discovery disputes. It is understood that the parties may (but are not required to) submit disputes concerning any breach of Section 5 to arbitration in accordance with this Section 9.2. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

                                                (b) The arbitrator(s) shall apply the substantive laws of England when construing this Agreement and attempting to resolve any dispute relating to the transactions contemplated by this Agreement, without regard for any choice or conflict of laws rule or principle that would result in the application of the substantive law of any other jurisdiction. The arbitration shall be of each party’s individual claims only, and no claim of any other party shall be subject to arbitration in such proceeding. Except as otherwise required by law, the parties and the arbitrator(s) shall maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute.

                                                (c) The arbitrator(s) shall not have the authority to award exemplary or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitrator(s) shall have the authority to award actual money damages (with interest on unpaid amounts from the date due) and may grant equitable relief as is just and provided by the LCIA Rules, in each case except as specifically provided to the contrary herein The costs and expenses of the arbitration, but not the costs and expenses of the parties, shall be shared equally by the parties, provided that the non-prevailing party in any arbitration shall pay the other party’s costs and expenses (including travel expenses) and reimburse such party for its portion of the arbitration costs. Any award rendered by the arbitrator(s) shall be final and binding upon the parties. Judgment upon the award may be entered in any court of competent jurisdiction. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award.

                                                (d) In the case of a breach of Section 5, either party may seek legal or equitable relief in the court(s) having jurisdiction over such matter.

10.           GENERAL PROVISIONS.

10.1                           GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of England, to the exclusion of both its rules on conflicts of laws and the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

10.2                           AMENDMENT AND WAIVER. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other tern or condition and whether occurring before or after the date of such waiver.

10.3                           INDEPENDENT CONTRACTORS. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between DSM and Cubist do not constitute a partnership, joint venture, franchise, agency or contract of employment. Cubist is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of DSM or its Affiliates.

10.4                           ASSIGNMENT. Neither party may assign this Agreement or any of such party’s rights and obligations hereunder to any third party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Either party may assign this Agreement, and such party’s rights and obligations hereunder, to an Affiliate (including a subsidiary) which controls, is controlled by, or is under common control with a party so long as the assigning party remains primarily liable for its obligations hereunder. In addition, either party may assign this Agreement, and its rights and obligations hereunder, to any third party that purchases substantially all of the assigning party’s stock or assets relating to that portion of such party’s business that is related to the subject of this Agreement. Any attempted assignment, delegation or transfer in contravention of this Agreement shall be null and void.

10.5                           SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.6                           NOTICES. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid):

                                                If to DSM:

                DSM Capua S.p.A.

                Strada Statale Appla 4fi-48

                Capua, Italy

                Attention:  Eric Lodder

                Phone:  39.0823.628.325

                Fax:   39.0823.628.326

                If to Cubist:

                Cubist Pharmaceuticals, Inc.

                24 Emily Street

                Cambridge. MA 02139 U.S.A.

                Attention: Alan Watson

                Telefax No.:  (617) 234-5592

                Telephone No.:  (617) 576-1999

                                                or to such other place as any party may designate as to itself by written notice to the other party.

10.7                           SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.8                           CONFLICT OR INCONSISTENCY. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions of this Agreement shall prevail.

10.9                           CAPTIONS. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

10.10                     WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF AND HEREUNDER refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

10.11                     FURTHER ASSURANCES. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

10.12                     RULES OF CONSTRUCTION. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

10.13                     COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

10.14                     FORCE MAJEURE. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation, other than a payment obligation, created by this Agreement is caused by a Force Majeure condition, that obligation shall be suspended during the continuance of the Force Majeure condition.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ SCOTT M. ROCKLAGE

Title:

DSM CAPUA S.p.A

By:	/s/

Title:

By:	/s/ E. LODDER

Title:

By:	/s/ C. MANTOVANI

Title:

LIST OF EXHIBITS

A:            List of Patent and Patent Applications

B:            Daptomycin Structure

C:            Process

D:            Specifications

E:             Requirements

F:             Qualification Certificates and cGMPs

G:            Insurance